Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2016

Solid Quarterly Results Driven by Expanding Customer Base

BEVERLY, Mass. — August 2, 2016—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter ended June 30, 2016.

The Company reported second quarter revenue of $64.5 million, compared to $67.5 million for the first quarter of 2016. Operating profit for the quarter was $4.6 million, compared to $2.5 million for the first quarter. Net income for the quarter was $2.9 million, or $0.10 per diluted share. This compares to net income for the first quarter of 2016 of $1.9 million, or $0.06 per diluted share. Cash, cash equivalents and restricted cash were $67.8 million on June 30, 2016, compared to $74.4 million on March 31, 2016.

“During the second quarter, we made significant progress towards expanding our customer base through new penetrations and capacity buys, as well as offering new product line extensions to address emerging market needs,” said President and CEO Mary Puma. “These actions position us well for a strong build cycle in 2017, which will drive continued market share gains.”

Business Outlook

For the third quarter ending September 30, 2016, Axcelis expects revenues of $65-$70 million. Gross margin in the third quarter is expected to be in the mid 30% range. Third quarter operating profit is forecasted to be approximately $2.5-3.5 million with $0.03-0.06 earnings per diluted share.

Second Quarter 2016 Conference Call

The Company will host a conference call today, Tuesday, August 2, 2016 at 5:00 pm ET, to discuss results for the second quarter 2016. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and conference ID code: 47289190. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. Our forecasted diluted earnings per share does not take into account option exercises during the quarter and assumes no change in the weighted average stock price from the prior quarter. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Revenue:
Product	$58,859	$72,748	$121,034	$140,278
Services	5,592	5,689	10,938	11,442
Total revenue	64,451	78,437	131,972	151,720
Cost of Revenue:
Product	34,638	46,560	74,902	91,745
Services	4,682	4,703	8,523	9,421
Total cost of revenue	39,320	51,263	83,425	101,166

Gross profit	25,131	27,174	48,547	50,554

Operating expenses:
Research and development	8,478	7,899	17,114	16,098
Sales and marketing	5,790	5,858	11,750	11,486
General and administrative	6,232	6,231	12,274	12,332
Restructuring charges	—	8	282	18
Total operating expenses	20,500	19,996	41,420	39,934

Income from operations	4,631	7,178	7,127	10,620

Other (expense) income:
Interest income	54	6	108	9
Interest expense	(1,338)	(1,310)	(2,385)	(2,353)
Other, net	(238)	49	(297)	(384)
Total other (expense) income	(1,522)	(1,255)	(2,574)	(2,728)

Income before income taxes	3,109	5,923	4,553	7,892

Income tax provision (benefit)	172	40	(332)	141

Net income	$2,937	$5,883	$4,885	$7,751

Net income per share:
Basic	$0.10	$0.21	$0.17	$0.27
Diluted	$0.10	$0.20	$0.16	$0.26

Shares used in computing net income per share:
Basic weighted average common shares	29,097	28,446	29,066	28,367
Diluted weighted average common shares	30,701	30,153	30,607	29,975

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2016	2015

ASSETS
Cash and cash equivalents	$60,981	$78,889
Accounts receivable, net	63,482	36,868
Inventories, net	110,582	109,408
Prepaid expenses and other assets	26,324	19,652
Property, plant and equipment, net	31,057	30,031
Restricted cash	6,862	6,936
Total assets	$299,288	$281,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$26,836	$19,849
Accrued compensation	5,935	9,059
Warranty	3,227	3,555
Income taxes	196	143
Deferred revenue	14,431	8,542
Sale leaseback obligation	47,586	47,586
Other liabilities	9,265	9,286
Total liabilities	107,476	98,020

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 75,000 shares authorized; 29,134 shares issued and outstanding at June 30, 2016; 29,025 shares issued and 28,995 shares outstanding at December 31, 2015	29	29
Additional paid-in capital	530,389	529,089
Treasury stock, at cost, no shares at June 30, 2016 and 30 shares at December 31, 2015	—	(1,218)
Accumulated deficit	(337,820)	(342,705)
Accumulated other comprehensive loss	(786)	(1,431)
Total stockholders’ equity	191,812	183,764
Total liabilities and stockholders’ equity	$299,288	$281,784

Note: The consolidated balance sheets as of June 30, 2016 and December 31, 2015 have been adjusted to reflect the correction of a cumulative error associated with the elimination of profits on sales of inventory to the Company’s subsidiaries.  This error had no impact upon the Company’s consolidated statement of operations or consolidated statement of cash flows subsequent to the year ended December 31, 2010. This adjustment resulted in a decrease in inventory and an increase in accumulated deficit of $6.5 million. More detailed information will be provided in a note to the consolidated financial statements in the Company’s Form 10-Q for the quarterly period ended June 30, 2016, to be filed on or before August 9, 2016.